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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Kapson Senior Quarters Corp.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

C/O Lazard Freres Real Estate Investors L.L.C.
30 Rockefeller Plaza, 63rd Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                               NY                         10020
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   09/15/98

================================================================================
3. IRS or Social Security Number of Reporting Person(s) (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Atria Communities, Inc. (ATRC)
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)

   04/19/98
================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          9,135,802                   D and I              See attached
-----------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

See attached.


   See attached signature page
-------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  Page 2 of 2


SEC 1473 (7-96)

                                   FORM 3
          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Item 1.   Name and Address of Reporting Person.

          Kapson Senior Quarters Corp.
          125 Froehlich Farm Boulevard,
          Woodbury, New York 11797

          Second Reporting Person:
          Prometheus SQ Holdings Corp.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY 10020

          Third Reporting Person:
          Prometheus SQ Interim Corp.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY 10020

          Fourth Reporting Person:
          Prometheus Senior Quarters, LLC
          30 Rockefeller Plaza, 63rd Floor
          New York, NY  10020

          Fifth Reporting Person:
          Lazard Freres Real Estate Investors L.L.C.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY  10020

          Sixth Reporting Person:
          LF Strategic Realty Investors II L.P.
          c/o Lazard Freres Real Estate Investors L.L.C.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY 10020

          Seventh Reporting Person:
          LFSRI II Alternative Partnership L.P.
          c/o Lazard Freres Real Estate Investors L.L.C.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY 10020

          Eighth Reporting Person:
          LFSRI II-CADIM Alternative Partnership L.P.
          c/o Lazard Freres Real Estate Investors L.L.C.
          30 Rockefeller Plaza, 63rd Floor
          New York, NY 10020


Item 2.   Date of Event Requiring Statement.
          September 15, 1998

Item 4.   Issuer Name and Trading Symbol.
          Atria Communities, Inc. (ATRC). As of September 15, 1998, the Common Stock was no longer listed on any national securities exchange.

Explanation of Responses

          The merger of KA Acquisition Corp., a wholly owned subsidiary of Kapson Senior Quarters Corp., with and into the Issuer (the "Merger") was consummated on September 15, 1998. Pursuant to the Merger, the Reporting Persons have acquired full voting and dispositive power over 9,135,802 shares of Common Stock (comprising approximately 88.1% of the shares of Common Stock outstanding on September 15, 1998).

          Kapson is the direct owner of the interest in the Issuer.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    KAPSON SENIOR QUARTERS CORP.,

                                     by
                                         /s/ EVAN A. KAPLAN
                                       -----------------------------
                                       Name:  Evan A. Kaplan
                                       Title: President


                                    PROMETHEUS SQ HOLDINGS CORP.,

                                     by
                                          /s/ JOHN A. MOORE
                                       -----------------------------
                                       Name:  John A. Moore
                                       Title: Vice President


                                    PROMETHEUS SQ INTERIM CORP.,

                                     by
                                          /s/ JOHN A. MOORE
                                       -----------------------------
                                       Name:  John A. Moore
                                       Title: Vice President



                                    PROMETHEUS SENIOR QUARTERS, LLC,

                                    by  LF STRATEGIC REALTY INVESTORS II,
                                        L.P., as a member,

                                        by  LAZARD FRERES REAL ESTATE
                                            INVESTORS L.L.C., its general
                                            partner,

                                              by
                                                    /s/ JOHN A. MOORE
                                                 -----------------------------
                                                 Name:  John A. Moore
                                                 Title: Principal

                                   LF STRATEGIC REALTY INVESTORS II, L.P.,

                                      by   LAZARD FRERES REAL ESTATE INVESTORS
                                           L.L.C., its general partner,

                                             by
                                                  /s/ JOHN A. MOORE
                                               -----------------------------
                                               Name:  John A. Moore
                                               Title: Principal


                                   LFSRI II ALTERNATIVE PARTNERSHIP L.P.,

                                      by   LAZARD FRERES REAL ESTATE INVESTORS
                                           L.L.C., its general partner,

                                              by
                                                    /s/ JOHN A. MOORE
                                                 -----------------------------
                                                 Name:  John A. Moore
                                                 Title: Principal


                                   LFSRI II-CADIM ALTERNATIVE PARTNERSHIP
                                   L.P.,

                                      by  LAZARD FRERES REAL ESTATE INVESTORS
                                          L.L.C., its general partner,

                                             by
                                                  /s/ JOHN A. MOORE
                                               ------------------------------
                                               Name:  John A. Moore
                                               Title: Principal


                                   LAZARD FRERES REAL ESTATE INVESTORS
                                   L.L.C.,

                                            by
                                                 /s/ JOHN A. MOORE
                                              -------------------------------
                                              Name:  John A. Moore
                                              Title: Principal



Dated November 2, 1998